Exhibit 99.1

   PRESS RELEASE - FOR IMMEDIATE RELEASE

INYX REPORTS FIRST-QUARTER OPERATING RESULTS

-	Eight-Fold Increase in Revenues, 39% Gross Margin, First-Time Positive EBITDA of $1.6 Million

-	Company Re-Affirms Guidance for 2006 and 2007

-	Investors Conference Call Today at 11:00 A.M. EDT

NEW YORK - May 17 2006 - Inyx, Inc. (OTC BB: IYXI), a specialty pharmaceutical company focused on niche drug delivery technologies and products, reported today operating results for the first quarter ended March 31, 2006. The company also re-affirmed its financial guidance for 2006 and 2007. Inyx will hold a conference call for investors this morning at 11:00 a.m. EDT (see further down for conference-call details).

For the first quarter of 2006, revenues reached $21.4 million, nearly an eight-fold increase over the $2.7 million reported for the comparable quarter in 2005. The company reported a net loss in the 2006 first quarter of $2.6 million, or $0.06 per share, compared to a net loss of $7.0 million, or $0.18 a share, in the year-earlier period. The 2006 net loss includes approximately $2 million in non-cash depreciation and amortization charges.

Jack Kachkar, M.D., Chairman & CEO of Inyx, Inc., said, “The gross profit for the first quarter was $8.3 million, equal to a gross margin of 39%. The improved gross profitability is the result of several factors, including the achievement of development milestones in the quarter on several new customer contracts related to high-margin, technical transfer work required prior to the commencement of commercial manufacturing. In addition, we commenced commercial production on two material contracts in the quarter. This resulted in increased utilization of capacity at our manufacturing facilities. Furthermore, Inyx’s new marketing arm, Exaeris, Inc., also commenced formal operations in this year’s first quarter and, in turn, has started to contribute to our company’s overall gross margin.”

“As a result of the improved gross profitability, earnings before income taxes, deprecation and amortization in this year’s first quarter amounted to approximately $1.6 million, which is the first time Inyx has achieved positive EBITDA in our company’s three-year history,” added Dr. Kachkar.

Detailed financials are presented in the company’s Form 10-Q, which can be downloaded from Inyx’s website.

In the 2006 first quarter, the foreign currency exchange rate between the Great Britain pound and the U.S. dollar averaged $1.75 compared with the year-ago average of $1.85, which is about where the rate is now in the second quarter. “Our reported revenues in this year’s first quarter would have been about $1 million higher, if the exchange rate would have been at the $1.85 level,” said the Inyx CEO.

Future Guidance

For 2006, Inyx expects revenues to approach the $150 million level, with an EBITDA profit margin in the 15% range and a net margin of 3% or more. These estimates are based on the schedule of existing development and manufacturing contracts for 2006, a previously announced new strategic European collaboration and pending German acquisition that is expected to close by June 30, 2006, and several new strategic initiatives that Inyx is targeting to complete during the second half of 2006.

Inyx expects its overall gross margin to remain in the 39% range in this second quarter and to increase significantly in the second half of 2006 as a result of increasing capacity utilization, contributions from Exaeris and the new strategic initiatives. As a result of the pending German acquisition, Inyx expects to expense in the 2006 second quarter approximately $2.6 million in one-time, non-recurring due diligence and other costs related to completing this transaction. Inyx expects to start to achieve material earnings in the third quarter of 2006.

For 2007, Inyx’s revenues target exceeds $250 million, with an EBITDA margin approaching 20% and a net margin in excess of 10%, led by the new European collaboration and pending German acquisition and the other strategic initiatives currently being pursued by Inyx.

On May 3, 2006, Inyx announced it reached an agreement in principle to acquire a German pharmaceutical production business from a pan-European specialty pharmaceutical company, with which it is also entering into a strategic 10-year collaboration agreement, whereby Inyx will become the exclusive manufacturing resource for the European company’s therapeutic products. The acquisition is subject to completion of customary due diligence and execution of definitive documents.

Investors Conference Call

Inyx will conduct a conference call with investors this tomorrow morning at 11:00 a.m. Eastern Daylight Time. Investors in the U.S. should call the following toll-free number: 877-407-0782. Outside the U.S., investors should call: 201-689-8567. All callers should phone in by 10:55 a.m. EDT. The call is also being webcast by Vcall, which can be accessed at Inyx’s website: www.inyxgroup.com or at www.investorcalendar.com.

For those unable to access live, a replay will be available to U.S. investors at the following toll-free number: 877-660-6853; international investors should call: 201-612-7415. All replay callers must dial-in account number: 286 and conference I.D.: 203119. The replay will be available approximately two hours after the live call ends and run through 11:59 p.m. EDT on May 21, 2006. The webcast will be archived for 90 days on the two websites listed above.

About Inyx

Inyx, Inc. is a specialty pharmaceutical company with niche drug delivery technologies and products for the treatment of respiratory, allergy, dermatological, topical and cardiovascular conditions. Inyx focuses its expertise on both prescription and over-the-counter pharmaceutical products, and provides specialty pharmaceutical development and production consulting services. In addition, Inyx is developing its own proprietary products. The company’s operations are conducted through several wholly owned subsidiaries: Inyx USA, Ltd., based in Manati, Puerto Rico; Inyx Pharma Ltd. and Inyx Europe Limited, which owns and operates Ashton Pharmaceuticals Ltd., all near Manchester, England; Inyx Canada, Inc. in Toronto; and Exaeris, Inc., based in Exton, Pennsylvania. Inyx, Inc.’s corporate offices are in New York City. For more information, please visit: www.inyxinc.com.

Safe Harbor

Statements about Inyx’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

For more information, please contact:

Jay M. Green, Executive VP, jgreen@inyxgroup.com
Bill Kelly, VP Investor Relations, bill.kelly@inyxgroup.com
Inyx, Inc.
212-838-1111

INYX, INC.
Consolidated Statement of Operations
(in thousands of U.S. dollars, except per share amounts)

	For the Three Months Ended
	March 31,
	2006	2005
	(Unaudited)

Net revenues	$21,412	$2,677
Cost of sales	13,111	2,535
Gross profit	8,301	142

Operating expenses:
Research and development	682	357
General and administrative	4,730	1,841
Selling	1,242	134
Depreciation	1,514	161
Amortization of intangible assets	436	47
Total operating expenses	8,604	2,540

Loss before interest and financing costs	(303)	(2,398)

Interest and financing costs	2,290	4,612
Net loss	$(2,593)	$(7,010)

Basic and fully diluted loss per share
Before extraordinary item and
discontinued operations	$(0.06)	$(0.18)

Weighted average number of shares used in
computing basic and fully diluted loss
per share amounts	45,867,546	38,296,035

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